Filed with the Securities and Exchange Commission on June 28, 2007

1940 Act File No. 811-09923

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 15	☒

KINETICS PORTFOLIOS TRUST
 (Exact Name of Registrant as Specified in Charter)

16 New Broadway,
Sleepy Hollow, New York 10591
(Address and Zip Code of Principal Executive Offices)

                    (800) 930-3828
Registrant's Telephone Number, including Area Code

Leonid Polyakov
16 New Broadway,
Sleepy Hollow, New York 10591
 (Name and Address of Agent for Service)

With a copy to:
Mary Jo Reilly
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996

It is proposed that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and the rules thereunder.

EXPANATORY NOTE

This Amendment No. 15 to the Registration Statement of Kinetics Portfolios Trust (the “Trust” or the “Registrant”) on Form N-1A (File No. 811-09923) the “Registration Statement” is being filed solely to file the Consent of Independent Registered Public Accounting Firm as Exhibit (j) to the Registration Statement filed by the Trust pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (“1940 Act”).  Beneficial interests of each series of the Trust are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests are issued solely to eligible investors in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  Accordingly, investments in any of the series of the Registrant may currently be made only by regulated investment companies, unregulated foreign investment companies, U.S. and non-U.S. institutional investors, S corporations, segregated asset accounts, and certain qualified pension and retirement plans.  The Amendment does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests of any of the series of the Registrant.

Parts A and B are incorporated herein by reference to Amendment No. 14 to the Registration Statement as filed with the Commission on May 1, 2007.  Responses to Items 1, 2, 3 and 8 of Part A and Items 23(e) and (i)-(k) of Part C have been omitted pursuant to paragraph B.2.(b) of the General Instructions to Form N-1A.

KINETICS PORTFOLIOS TRUST
PART C
OTHER INFORMATION

ITEM 23.	EXHIBITS

(a)	Certificates and Declarations of Trust

(1)	Certificate of Trust and Declaration of Trust[1]

(2)	Amendment to Declaration of Trust dated January 31, 2006. [8]

(b)	By-Laws[1]

(c)	Instruments Defining Rights of Security Holders. Incorporated by reference to the Declaration of Trust and the By-Laws.

(d)	Investment Advisory Agreements between Registrant, on behalf of each series, and Kinetics Asset Management, Inc.[1]

(1)	Investment Advisory Agreement between Registrant on behalf of its series the Internet Emerging Growth Portfolio and Kinetics Asset Management, Inc. [4]

(2)	Investment Advisory Agreement between Registrant on behalf of its series the Kinetics Government Money Market Portfolio and Kinetics Asset Management, Inc. [4]

(3)	Investment Advisory Agreement between Registrant on behalf of its series the Small Cap Opportunities Portfolio and Kinetics Asset Management, Inc. [4]

(4)	Addendum to Investment Advisory Agreement between the Registrant on behalf of its series the Energy Portfolio and Kinetics Asset Management, Inc. [4]

(5)	Addendum to Investment Advisory Agreement between the Registrant on behalf of its series the Internet Portfolio and Kinetics Asset Management, Inc. [4]

(6)	Addendum to Investment Advisory Agreement between the Registrant on behalf of its series the Medical Portfolio and Kinetics Asset Management, Inc. [4]

(7)	Addendum to Investment Advisory Agreement between the Registrant on behalf of its series the New Paradigm Portfolio and Kinetics Asset Management, Inc. [4]

(8)	Addendum to Investment Advisory Agreement between the Registrant on behalf of its series the Internet Emerging Growth Portfolio and Kinetics Asset Management, Inc. [4]

(9)	Addendum to Investment Advisory Agreement between the Registrant on behalf of its series the Kinetics Government Money Market Portfolio and Kinetics Asset Management, Inc. [4]

(10)	Addendum to Investment Advisory Agreement between the Registrant on behalf of its series the Small Cap Opportunities Portfolio and Kinetics Asset Management, Inc.[4]

(11)	Investment Advisory Agreement between Registrant on behalf of its series the Market Opportunities Portfolio and Kinetics Asset Management, Inc. [9]

(12)	Investment Advisory Agreement between Registrant on behalf of its series the Water Infrastructure Portfolio and Kinetics Asset Management, Inc. – to be filed by amendment.

(13)	Subadvisory Agreement between Kinetics Asset Management Inc. and Aqua Terra Asset Management, LLC – to be filed by amendment.

(e)	Underwriting Contracts. Omitted pursuant to paragraph 2(b) of Instruction B to the General instruction to form N-1A.

(f)	Bonus or Profit Sharing Contracts. None.

(g)	Custodian Contract

(1)	Custody Agreement between Registrant, Kinetics Mutual Funds, Inc. and U.S. Bank, N.A. dated June 26, 2006 – to be filed by amendment.

(2)	Amendment dated December 15, 2006 to Custody Agreement between Registrant, Kinetics Mutual Funds, Inc. and U.S. Bank, N.A. dated June 26, 2006 – to be filed by amendment.

(h)	Other Material Contracts

(1)	Fund Accounting Servicing Agreement among Registrant, Kinetics Mutual Funds, Inc. and U.S. Bancorp Fund Services, LLC dated December 15, 2005. [8]

(2)	Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated January 1, 2002.[6]

(3)	Amendment dated December 15, 2005 to Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated January 1, 2002. [8]

(4)	Placement Agency Agreement between Registrant and Kinetics Funds Distributors, Inc.[1]

(5)	Schedule A to Placement Agency Agreement between Registrant and Kinetics Funds Distributors, Inc., dated May 1, 2000. [8]

(6)	Power of Attorney [6]

(7)
Amendment dated June 16, 2006 to Fund Accounting Servicing Agreement between Registrant, Kinetics Mutual Funds, Inc. and U.S. Bancorp Fund Services, LLC dated December 15, 2005 – to be filed by amendment.

(8)	Amendment dated June 16, 2006 to Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated January 1, 2002 – to be filed by amendment.

(9)	Amendment dated December 15, 2006 to Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated January 1, 2002 – to be filed by amendment.

(i)	Legal Opinion. Omitted pursuant to paragraph 2(b) of Instruction B of the General Instruction to Form N-1A.

(j)	Consent of Auditors— filed herewith.

(k)	Omitted Financial Statements. None.

(l)	Initial Capital Understanding. None.

(m)	Rule 12b-1 Plan. None.

(n)	Financial Data Schedules – None.

(o)	Rule 18f-3 Plan. None.

(p)	Code of Ethics. [9]

______________________________________________________________________

1Filed May 1, 2000 with N-1A.

2Filed May 23, 2000 with the Amendment No. 1.

3Filed April 30, 2001 with the Amendment No. 4.

4Filed May 1, 2002 with the Amendment No. 5.

5Filed April 30, 2003 with the Amendment No. 6.

6Filed April 29, 2004 with the Amendment No. 8.

7 Filed April 29, 2005 with the Amendment No.10.

8 Filed January 31, 2006 with the Amendment No. 11.

9 Filed May 1, 2006 with the Amendment No.13.

ITEM 24.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT
Registrant is controlled by its Board of Trustees.

ITEM 25.	INDEMNIFICATION

Reference is made to Article VIII, Section 8.3 of Registrant’s Declaration of Trust and Article IX, Section 9.2 of Registrant’s By-Laws.  The general effect of these provisions is to indemnify any person (trustee, director, officer, employee or agent, among others) who was or is a party to any proceeding by reason of their actions performed in their official or duly authorized capacity on behalf of the Trust.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 26.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER:

Besides serving as investment adviser to the Portfolios, the Adviser is not currently (and has not during the past two years) engaged in any other business, profession, vocation or employment of a substantial nature.  Information regarding the business, vocation or employment of a substantial nature of the Adviser and its officers is incorporated by reference to the information contained in the Statement of Additional Information of this Registration Statement.

ITEM 27.	PRINCIPAL UNDERWRITERS:

(a)	As of this date of filing, Kinetics Funds Distributors, Inc. (“KFDI”), is the private placement agent for shares of the Registrant.

(b)
To the best of Registrant's knowledge, as of the date of filing, Leonid Polyakov is the CFO and President and sole director of KFDI.  The address of KFDI is 16 New Broadway, Sleepy Hollow, New York 10591.  Mr. Polyakov is a Trustee and Treasurer of the Registrant.

(c)	None.

ITEM 28.	LOCATION OF ACCOUNTS AND RECORDS:
All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 through 31a-3 promulgated thereunder are maintained at the following locations:

Records Relating to:	Are located at:

(1) Registrant’s portfolio accounting servicing agent, transfer agent and administrator	U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, Wisconsin 53202

(2) Registrant’s investment adviser	Kinetics Asset Management, Inc 16 New Broadway Sleepy Hollow, New York 10591

(3) Registrant’s custodian	U.S. Bank, N.A. 1555 N. River Center Drive, Suite 302 Milwaukee, WI 53212

ITEM 29.	MANAGEMENT SERVICES:
Not applicable.

ITEM 30.	UNDERTAKINGS:
Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, KINETICS PORTFOLIOS TRUST, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Sleepy Hollow and State of New York, on the 28th day of June, 2007.

KINETICS PORTFOLIOS TRUST

             Peter B. Doyle*
     Peter B. Doyle, President

* By /s/ Leonid Polyakov
Attorney-In-Fact pursuant to Power of Attorney filed with Amendment No. 8 on April 29, 2004.

EXHIBIT INDEX

Exhibit No.

Consent of Auditor – Tait Weller & Baker, LLP	EX-99.j